EXECUTION VERSION

COLLATERAL MANAGEMENT AGREEMENT

dated as of November 5, 2010

by and between

GARRISON FUNDING 2010-1 LLC
as Issuer

and

GARRISON INVESTMENT GROUP LP
as Collateral Manager

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TABLE OF CONTENTS
(continued)

		Page

Section 31.	Provisions Separable	36

Section 32.	Gender	36

Section 33.	Written Disclosure Statement	36

Section 34.	Communications with Rating Agencies	36

ANNEX A     INVESTMENT GUIDELINES

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COLLATERAL MANAGEMENT AGREEMENT

This Collateral Management Agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 5, 2010, is entered into by and between Garrison Funding 2010-1 LLC, a limited liability company formed under the laws of the State of Delaware (together with successors and assigns permitted hereunder, the “Issuer”), and Garrison Investment Group LP, a limited partnership formed under the laws of the State of Delaware, as collateral manager (together with its successors and permitted assigns, the “Collateral Manager”).

WITNESSETH:

WHEREAS, the Notes (as defined in the Indenture) will be issued pursuant to an Indenture dated as of the date hereof (the “Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as trustee (together with any successor trustee permitted under the Indenture, the “Trustee”);

WHEREAS, the Issuer intends to pledge all Collateral Obligations and the other Assets, as set forth in the Indenture, to the Trustee as security for the Secured Parties under the Indenture;

WHEREAS, the Issuer desires to appoint Garrison Investment Group LP as the Collateral Manager to provide the services described herein and Garrison Investment Group LP desires to accept such appointment;

WHEREAS, the Indenture authorizes the Issuer to enter into this Agreement, pursuant to which the Collateral Manager agrees to perform, on behalf of the Issuer, certain investment management duties with respect to the acquisition, administration and disposition of Assets in the manner and on the terms set forth herein and to perform such additional duties as are consistent with the terms of this Agreement and the Indenture as the Issuer may from time to time reasonably request; and

WHEREAS, the Collateral Manager has the capacity to provide the services required hereby and is prepared to perform such services upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements herein set forth, the parties hereto agree as follows:

Section 1.         Definitions; Rules of Construction

(a)        As used in this Agreement:

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Agreement” shall have the meaning set forth in the preamble.

“Cause” shall have the meaning set forth in Section 14(a).

“Client” means, with respect to any specified Person, any Person to whom, or account for which, the specified Person provides investment management services or investment advice.

“Collateral Management Fee” shall have the meaning set forth in Section 8(a).

“Collateral Manager” shall have the meaning set forth in the preamble.

“Collateral Manager Breaches” shall have the meaning set forth in Section 10(a).

“Collateral Manager Information” shall have the meaning set forth in Section 16(b)(v).

“Collateral Manager Notes” shall mean any Notes owned by the Collateral Manager, an Affiliate thereof, or any account, fund, client or portfolio established and controlled by the Collateral Manager or an Affiliate thereof or for which the Collateral Manager or an Affiliate thereof acts as the investment adviser or with respect to which the Collateral Manager or an Affiliate thereof exercises discretionary authority.

“Expenses” shall have the meaning set forth in Section 10(b).

“Fee Basis Amount” means, as of any date of determination, the sum of (i) the Collateral Principal Amount, (ii) the Aggregate Principal Balance of all Defaulted Obligations and (iii) the aggregate amount of all Principal Financed Accrued Interest.

“Final Offering Circular” shall mean the Offering Circular, dated November 3, 2010 with respect to the Secured Notes, as amended or supplemented.

“Indemnified Party” shall have the meaning set forth in Section 10(b).

“Indemnifying Party” shall have the meaning set forth in Section 10(b).

“Indenture” shall have the meaning set forth in the recitals hereto.

“Independent Review Party” shall have the meaning set forth in Section 5(d).

“Instrument of Acceptance” shall have the meaning set forth in Section 12(c).

“Issuer” shall have the meaning set forth in the preamble.

“Key Personnel Event” shall have the meaning set forth in Section 14(c).

“Losses” shall have the meaning set forth in Section 10(b).

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition (other than the performance of the Assets) or operations of the Issuer, taken as a whole, (b) the validity or enforceability of the Indenture, this Agreement or the Issuer’s Organizational Instruments or (c) the existence, perfection, priority or enforceability of the Trustee’s lien on the Assets.

“Offering Circulars” shall mean, collectively, the Final Offering Circular, as the same may be amended or supplemented, and the Preliminary Offering Circular.

“Organizational Instruments” shall mean the partnership agreement, in the case of a partnership, or the certificate of formation and limited liability company agreement (or the comparable documents for the applicable jurisdiction), in the case of a limited liability company.

“Preliminary Offering Circular” shall mean the Preliminary Offering Circular, dated October 6, 2010, with respect to the Secured Notes, as amended or supplemented.

“Principal Transaction” shall have the meaning set forth in Section 5(a).

“Proceedings” shall have the meaning set forth in Section 22.

“Related Person” means, with respect to any Person, the direct or indirect owners of the equity interests therein, directors, officers, members, partners, employees, managers, agents and professional advisors thereof, including, with respect to the Collateral Manager, any investment adviser in which the Collateral Manager or any of its Affiliates has an economic or ownership interest.

“Section 28(e)” shall have the meaning set forth in Section 3(b).

“Standard of Care” shall have the meaning set forth in Section 2(b).

“Statement of Cause” shall have the meaning set forth in Section 14(a).

“Termination Notice” shall have the meaning set forth in Section 14(a).

“Transaction” shall mean any action taken by the Collateral Manager on behalf of the Issuer with respect to the Assets, including, without limitation, (i) selecting the Collateral Obligations and Eligible Investments to be acquired by the Issuer, (ii) investing and reinvesting the Assets, (iii) amending, waiving and/or taking any other action commensurate with managing the Assets, (iv) instructing the Trustee with respect to any acquisition, disposition or tender of, or Offer with respect to, a Collateral Obligation, Equity Security or Eligible Investment by the Issuer and (v) any of the services set forth in Section 2.

“Trustee” shall have the meaning set forth in the recitals hereto.

(b)          Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture and the rules of construction set forth in Section 1.1 of the Indenture are hereby incorporated by reference herein.

Section 2.          General Duties and Authority of the Collateral Manager.

(a)          Subject to Section 2(b), Section 2(d), Section 5 and Section 10 and to the applicable provisions of the Indenture, the Collateral Manager agrees, and is hereby authorized, to provide the following services to the Issuer:

(i)        select the Collateral Obligations and Eligible Investments to be acquired and select the Collateral Obligations, Equity Securities, Eligible Investments and Other Exchange Assets to be sold or otherwise disposed of by the Issuer;

(ii)       invest and reinvest the Assets;

(iii)      instruct the Trustee with respect to any acquisition, disposition, or tender of, or Offer with respect to, a Collateral Obligation, Equity Security, Eligible Investment, Other Exchange Asset or other assets received in respect thereof in the open market or otherwise by the Issuer; and

(iv)      perform all other tasks and take all other actions that are specified in the Indenture, the Collateral Administration Agreement or this Agreement.

Notwithstanding anything in this Agreement or the Transaction Documents to the contrary, in each instance in which notice or any other information must be made available to the Rating Agencies for purposes of satisfying the Moody’s Rating Agency Condition, the S&P Rating Agency Condition, the Global Rating Agency Condition or as otherwise required under any Transaction Document, such notice or information may only be made available by the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager.

The Collateral Manager shall, and is hereby authorized to, perform its obligations hereunder and under the Indenture in a manner which is consistent with the terms hereof and of the Indenture.

Notwithstanding anything to the contrary in this Section 2(a), none of the services performed by the Collateral Manager shall result in or be construed as resulting in an obligation to perform any of the following: (i) the Collateral Manager acting repeatedly or continuously as an intermediary in securities for the Issuer; (ii) the Collateral Manager providing investment banking services to the Issuer; or (iii) the Collateral Manager having direct contact with, or actively soliciting or finding outside investors to invest in the Issuer.

(b)        The Collateral Manager shall have the power to execute and deliver all necessary and appropriate documents and instruments on behalf of the Issuer in connection with performing its obligations set forth herein. Except as may otherwise be expressly provided in this Agreement or the Indenture, the Collateral Manager will perform its obligations hereunder and under the Indenture with reasonable care and in good faith, (i) using a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it may manage for itself and its other clients, and (ii) in accordance with the Collateral Manager’s customary practices and procedures involving assets of the nature and character of the Assets (the “Standard of Care”).

(c)          Subject to the provisions concerning its general duties and obligations as set forth in paragraphs (a) and (b) above and the terms of the Indenture, the Collateral Manager shall provide, and is hereby authorized to provide, the following services to the Issuer:

(i)        The Collateral Manager shall perform the investment-related duties and functions (including, without limitation, the furnishing of Issuer Orders and Authorized Officer’s certificates) as are expressly required hereunder or under the Indenture with regard to acquisitions, sales or other dispositions of Collateral Obligations, Equity Securities, Eligible Investments and other securities and assets permitted to be acquired or sold under, and subject to, the Indenture (including any proceeds received by way of Offers, workouts and restructurings on assets owned by the Issuer) and shall comply with the Investment Criteria and other requirements in the Indenture and the provisions of Annex A hereto.

The Collateral Manager shall have no obligation to perform any other duties other than as expressly specified herein or in the Indenture and the Collateral Manager shall be subject to no implicit obligations of any kind.

The Issuer hereby irrevocably (except as provided below) appoints the Collateral Manager as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for in this Agreement and in the Indenture, including, without limitation, the following powers: (A) to give or cause to be given any necessary receipts or acquittance for amounts collected or received in the performance of its obligations under the Indenture and hereunder, (B) to make or cause to be made all necessary transfers of the Collateral Obligations, Equity Securities and Eligible Investments in connection with any acquisition, sale or other disposition made pursuant hereto and the Indenture, (C) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Issuer all necessary or appropriate bills of sale, assignments, agreements and other instruments in connection with any such acquisition, sale or other disposition and (D) to execute (under hand, under seal or as a deed) and deliver or cause to be executed and delivered on behalf of the Issuer any consents, votes, proxies, waivers, notices, amendments, modifications, agreements, instruments, orders or other documents in connection with or pursuant to this Agreement or the Indenture and relating to any Collateral Obligation, Equity Security or Eligible Investment.

The Issuer hereby ratifies and confirms all that such attorney -in-fact (or any substitute) shall lawfully do hereunder and pursuant hereto and authorizes such attorney-in- fact to exercise full discretion and act for the Issuer in the same manner and with the same force and effect as the officers of the Issuer might or could do in respect of the actions taken by such attorney-in-fact (or any substitute), as well as in respect of all other things the Collateral Manager deems necessary or incidental to the furtherance or conduct of the Collateral Manager’s services under this Agreement or under the Indenture, subject in each case to the applicable terms of this Agreement and of the Indenture.

The Issuer hereby authorizes such attorney-in-fact, in its sole discretion (but subject to applicable law and the provisions of this Agreement and the Indenture), to take all actions that it considers reasonably necessary and appropriate in respect of the Assets, this Agreement and the other Transaction Documents. Nevertheless, if so requested by the Collateral Manager or by a purchaser of any Collateral Obligation or Eligible Investment, the Issuer shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Manager or such purchaser all proper bills of sale, assignments, releases, powers of attorney, proxies, dividends, other orders and other instruments as may reasonably be designated in any such request.

Except as otherwise set forth and provided for herein, this grant of power of attorney is coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Issuer.

Notwithstanding anything herein to the contrary, the appointment herein of the Collateral Manager as the Issuer’s agent and attorney-in-fact shall automatically cease and terminate upon the effective date of any termination of this Agreement, the resignation of the Collateral Manager pursuant to Section 12 or any removal of the Collateral Manager pursuant to Section 14.

Each of the Collateral Manager and the Issuer shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement and of the Indenture.

(ii)       The Collateral Manager shall negotiate on behalf of the Issuer with prospective originators, sellers or purchasers of Collateral Obligations as to the terms relating to the acquisition, sale or other dispositions thereof.

(iii)      Subject to any applicable terms of the Collateral Administration Agreement, the Collateral Manager shall monitor the Assets on behalf of the Issuer on an ongoing basis and shall provide or cause to be provided to the Issuer all reports, schedules and other data reasonably available to the Collateral Manager that the Issuer is required to prepare and deliver or cause to be prepared and delivered under the Indenture, in such forms and containing such information required thereby, in reasonably sufficient time for such required reports, schedules and data to be reviewed and delivered by or on behalf of the Issuer to the parties entitled thereto under the Indenture.

The obligation of the Collateral Manager to furnish such information is subject to the Collateral Manager’s timely receipt of necessary reports and the appropriate information from the Person responsible for the delivery of or preparation of such reports and such information (including without limitation, the Obligors of the Collateral Obligations, the Rating Agencies, the Trustee and the Collateral Administrator) and to any confidentiality restrictions with respect thereto.

The Collateral Manager shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by a Person that the Collateral Manager has no reason to believe is not duly authorized. The Collateral Manager also may rely upon any statement made to it orally or by telephone and made by a Person the Collateral Manager has no reason to believe is not duly authorized, and shall not incur any liability for relying thereon. The Collateral Manager is entitled to rely on any other information furnished to it by third parties that it reasonably believes in good faith to be genuine.

(iv)       The Collateral Manager, on behalf of the Issuer, shall be responsible for obtaining, to the extent reasonably practicable and to the extent such information is available to it, any information concerning whether a Collateral Obligation has become a Defaulted Obligation, a Current Pay Obligation, a Credit Risk Obligation or a Credit Improved Obligation.

(v)        The Collateral Manager may, subject to and in accordance with the Indenture, as agent of the Issuer and on behalf of the Issuer, direct the Trustee to take, or take on behalf of the Issuer, as applicable, any of the following actions with respect to a Collateral Obligation, Equity Security, Eligible Investment or Other Exchange Asset (as applicable):

(A)       purchase or otherwise acquire such Collateral Obligation or Eligible Investment;

(B)        retain such Collateral Obligation, Equity Security or Eligible Investment;

(C)        sell or otherwise dispose of such Collateral Obligation, Equity Security, Eligible Investment or Other Exchange Asset (including any assets received by way of Offers, workouts and restructurings on assets owned by the Issuer) in the open market or otherwise;

(D)        if applicable, tender such Collateral Obligation, Equity Security or Eligible Investment;

(E)        if applicable, consent to or refuse to consent to any proposed amendment, modification, restructuring, exchange, waiver or Offer and give or refuse to give any notice or direction;

(F)        retain or dispose of any securities or other property (if other than cash) received by the Issuer;

(G)       call or waive any default with respect to any Defaulted Obligation;

(H)       vote to accelerate the maturity of any Defaulted Obligation;

(I)         participate in a committee or group formed by creditors of an Obligor or an issuer under a Collateral Obligation, Eligible Investment, Equity Security or Other Exchange Asset;

(J)        after or in connection with the payment in full of all amounts owed under the Secured Notes and the termination without replacement of the Indenture or in connection with any redemption of the Notes, advise the Issuer as to when, in the view of the Collateral Manager, it would be in the best interest of the Issuer to liquidate all or any portion of the Issuer's investment portfolio and, if applicable, after discharge of the Indenture, render such assistance as may be reasonably necessary or reasonably required by the Issuer in connection with such liquidation or any actions necessary to effectuate a redemption of the Notes;

(K)       advise and assist the Issuer with respect to the valuation of the Assets, to the extent required or permitted by the Indenture;

(L)        provide strategic and financial planning advice (including advice on utilization of assets) and prepare financial statements and other similar reports;

(M)      exercise any other rights or remedies with respect to such Collateral Obligation, Equity Security or Eligible Investment as provided in the Underlying Instruments of the Obligor or issuer under such Assets or the other documents governing the terms of such Assets or take any other action consistent with the terms of this Agreement or of the Indenture which the Collateral Manager reasonably determines to be in the best interests of the Issuer.

(vi)       The Collateral Manager may:

(A)       retain accounting, tax, counsel and other professional services on behalf of the Issuer as may be needed by the Issuer; and

(B)        consult on behalf of the Issuer with each Rating Agency at such times as may be reasonably requested by such Rating Agency and provide the Rating Agencies with any information reasonably requested in connection with each Rating Agency’s monitoring of the acquisition and disposition of Collateral Obligations and each Rating Agency’s maintenance of their ratings of the Secured Notes.

(vii)      In connection with the purchase of any Collateral Obligation by the Issuer, the Collateral Manager shall prepare, on behalf of the Issuer, the information required to be delivered to the Trustee pursuant to the Indenture.

(d)          In performing its duties hereunder and when exercising its discretion and judgment in connection with any transactions involving the Assets, the Collateral Manager shall carry out any reasonable written directions of the Issuer for the purpose of the Issuer’s compliance with its Organizational Instruments and the Indenture; provided that such directions are not inconsistent with any provision of this Agreement or the Indenture by which the Collateral Manager is bound.

(e)          In providing services hereunder, the Collateral Manager may, without the consent of any party, employ third parties, including, without limitation, its Affiliates, to render advice (including investment advice), to provide services to arrange for trade execution and otherwise provide assistance to the Issuer or the Collateral Manager and to perform any of its duties hereunder; provided that the Collateral Manager shall not be relieved of any of its duties hereunder regardless of the performance of any such duties by third parties, including Affiliates.

(f)          The Collateral Manager shall not be bound to comply with any supplemental indenture until it has received a copy of such supplemental indenture from the Issuer or the Trustee and unless the Collateral Manager has consented thereto in writing, as provided in the Indenture.

Section 3.          Purchase and Sale Transactions; Brokerage.

(a)         The Collateral Manager, subject to and in accordance with the Indenture, hereby agrees that it shall cause any Transaction to be conducted on terms and conditions negotiated on an arm’s-length basis and in accordance with applicable law. The Issuer and the Collateral Manager agree that compliance with the guidelines set forth in Annex A hereto, along with the requirements set forth in this Agreement, constitute reasonable steps aimed at ensuring that the Issuer does not become the owner of any asset the ownership of which could be found to cause the Issuer to be engaged or deemed to be engaged in a U.S. trade or business. Except as expressly permitted under the Indenture, no Assets (other then any Delayed Drawdown Collateral Obligations or Revolving Collateral Obligations) shall be purchased if such Assets may give rise to any obligation or liability on the Issuer’s part to take any action or make any payment other than at the Issuer’s option.

(b)         The Collateral Manager will seek to obtain the best execution (but shall have no obligation to obtain the lowest prices available) for all orders placed with respect to any Transaction, in a manner permitted by law and in a manner it believes to be in the best interests of the Issuer. Subject to the preceding sentence, the Collateral Manager may, in the allocation of business, select brokers and/or dealers with whom to effect trades on behalf of the Issuer and may open cash trading accounts with such brokers and dealers (provided that none of the Assets may be credited to, held in or subject to the lien of the broker or dealer with respect to any such account). In addition, subject to the first sentence of this paragraph, the Collateral Manager may, in the allocation of business, take into consideration research and other brokerage services furnished to the Collateral Manager or its Affiliates by brokers and dealers which are not Affiliates of the Collateral Manager and furnished, in the Collateral Manager’s good faith belief, in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended (“Section 28(e)”) or, if Section 28(e) is not applicable, in compliance with the provisions set forth therein. Such services may be used by the Collateral Manager in connection with its other advisory activities or investment operations. The Collateral Manager may aggregate sales and purchase orders placed with respect to the Assets with similar orders being made simultaneously for other Clients of the Collateral Manager or of Affiliates of the Collateral Manager, if in the Collateral Manager’s reasonable judgment such aggregation shall result in an overall economic benefit to the Issuer, taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses, as well as the availability of such Assets or opportunity for sale on any other basis. In accounting for such aggregated order price, commissions and other expenses may be apportioned on a weighted average basis. When a Transaction occurs as part of any aggregate sales or purchase orders, the objective of the Collateral Manager will be to allocate the executions among the Clients in an equitable manner and in accordance with the internal policies and procedures of the Collateral Manager (as the same may be amended from time to time) and applicable law.

(c)         The Issuer acknowledges and agrees that (i) the determination by the Collateral Manager of any benefit to the Issuer will be subjective and will represent the Collateral Manager’s evaluation at the time that the Issuer will be benefited by relatively better purchase or sales prices, lower brokerage commissions, lower transaction costs and expenses and beneficial timing of transactions or any combination of any of these and/or other factors and (ii) the Collateral Manager shall be fully protected with respect to any such determination to the extent the Collateral Manager acts in accordance with Section 2(b). The Issuer acknowledges that on, and potentially after, the Closing Date, a Client of the Collateral Manager or its Affiliates will be the Holder of the Subordinated Notes, and that at any time the Collateral Manager, Affiliates thereof or Clients of the Collateral Manager may acquire other classes of Notes, which may give rise to conflicts of interest between the Collateral Manager’s duties to the Issuer under this Agreement and its duty to such Client. Any such Holder of Notes may dispose of such Notes at any time.

(d)         Subject to the Collateral Manager’s execution obligations described herein, including, without limitation, Sections 5(c) and 5(d), compliance with applicable law and compliance with the applicable provisions of the Indenture, the Collateral Manager may effect transactions with the Issuer or its Affiliates (i) on an agency basis or (ii) on a principal basis where the Collateral Manager or any of its Affiliates sells assets to or purchases assets from the Issuer.

Section 4.          Additional Activities of the Collateral Manager.

(a)         Nothing herein shall prevent the Collateral Manager or any of its Affiliates from engaging in other businesses, or from rendering services of any kind to the Issuer, the Trustee, the Initial Purchaser, any Holder or their respective Affiliates or any other Person regardless of whether such business is in competition with the Issuer or otherwise. Without prejudice to the generality of the foregoing, partners, members, managers, shareholders, directors, officers, employees and agents of the Collateral Manager, Affiliates of the Collateral Manager, and the Collateral Manager may:

(i)        serve as managers or directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories for the Issuer or any Affiliate thereof, or for any Obligor or issuer in respect of any of the Collateral Obligations, Equity Securities or Eligible Investments or any Affiliate thereof, to the extent permitted by their respective Organizational Instruments and Underlying Instruments, as from time to time amended, or by any resolutions duly adopted by the Issuer, its Affiliates or any Obligor or issuer in respect of any of the Collateral Obligations, Eligible Investments or Equity Securities (or any Affiliate thereof) pursuant to their respective Organizational Instruments;

(ii)       receive fees for services of whatever nature rendered to the Obligor or issuer in respect of any of the Collateral Obligations, Eligible Investments or Equity Securities or any Affiliate thereof;

(iii)      be retained to provide services unrelated to this Agreement to the Issuer or its Affiliates and be paid therefor, on an arm’s-length basis;

(iv)      be a secured or unsecured creditor of, or hold a debt obligation of or equity interest in, the Issuer or any Affiliate thereof or any Obligor or issuer of any Collateral Obligation, Eligible Investment or Equity Security or any Affiliate thereof;

(v)       subject to Section 3(b) and Section 5, applicable law and the applicable provisions of the Indenture sell any Collateral Obligation or Eligible Investment to, or purchase any Collateral Obligation or Equity Security from, the Issuer while acting in the capacity of principal or agent;

(vi)      underwrite, arrange, structure, originate, syndicate, act as a distributor of or make a market in any Collateral Obligation, Equity Security, Eligible Investment or Other Exchange Asset;

(vii)     serve as a member of any “creditors’ board”, “creditors’ committee” or similar creditor group with respect to any Collateral Obligation, Defaulted Obligation, Eligible Investment, Equity Security or Other Exchange Asset; or

(viii)    act as collateral manager, portfolio manager, investment manager and/or investment adviser or sub-adviser in collateralized bond obligation vehicles, collateralized loan obligation vehicles and other similar warehousing, financing or investment vehicles.

(b)         The Issuer acknowledges that there are generally no ethical screens or information barriers among the Collateral Manager and certain of its Affiliates of the type that many firms implement to separate individuals who make investment decisions from others who might possess applicable material, non-public information. The Issuer acknowledges that the Collateral Manager may be prevented from causing the Issuer to transact in certain assets due, among other things, to internal restrictions imposed on the Collateral Manager regarding the possession and use of material and/or non-public information and certain restrictions of the Investment Company Act regarding co-investments with Affiliates. The Collateral Manager will not have any liability to the Issuer or any Holder of any Note for the failure to disclose such information or for taking, or failing to take, any action based upon such information.

(c)         The Collateral Manager or any of its Affiliates may acquire or sell assets, for its own account or for the accounts of its Clients, without either requiring or precluding the acquisition or sale of such assets for the account of the Issuer. Such investments may be the same as or different from those made on behalf of the Issuer. In the event that, in light of market conditions and investment objectives, the Collateral Manager determines that it would be advisable to acquire the same Collateral Obligation both for the Issuer and either the proprietary account of the Collateral Manager or any Affiliate of the Collateral Manager or another Client of the Collateral Manager, the Collateral Manager will allocate investment opportunities across such entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies, (2) any applicable requirements of the Advisers Act and (3) if and to the extent applicable, certain restrictions of the Investment Company Act regarding co-investments with Affiliates.

(d)        The Issuer acknowledges and agrees that the Collateral Manager and its Affiliates may invest for their own accounts or for the accounts of others in assets that would be appropriate investments for the Issuer. The Issuer acknowledges that the Collateral Manager and its Affiliates may enter into, for their own accounts or for the accounts of others, credit default swaps relating to Obligors and issuers with respect to the Collateral Obligations included in the Assets.

(e)        It is understood that the Collateral Manager and any of its Affiliates may engage in any other business and furnish investment management and advisory services to others, including Persons which may have investment policies similar to those followed by the Collateral Manager with respect to the Assets and which may own securities or obligations of the same class, or which are of the same type, as the Collateral Obligations or the Eligible Investments or other securities or obligations of the Obligor or issuer of the Collateral Obligations or the Eligible Investments. The Collateral Manager will be free, in its sole discretion, to make recommendations to others, or effect transactions on behalf of itself or for others, which may be the same as or different from those effected with respect to the Assets. Nothing in the Indenture and this Agreement shall prevent the Collateral Manager or any of its Affiliates, acting either as principal or agent on behalf of others, from buying or selling, or from recommending to or directing any other account to buy or sell, at any time, securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same issuer, as those directed by the Collateral Manager to be purchased or sold on behalf of the Issuer. It is understood that, to the extent permitted by applicable law, the Collateral Manager, its Affiliates or their respective Related Persons or any member of their families or a person or entity advised by the Collateral Manager may have an interest in a particular transaction or in securities or obligations of the same kind or class, or securities or obligations of a different kind or class of the same issuer, as those whose purchase or sale the Collateral Manager may direct hereunder.

Section 5.          Certain Conflicts of Interest.

(a)        The Issuer understands that the Collateral Manager and its Affiliates may have economic interests in (including, without limitation, controlling equity interests or other equity or debt interests), be lenders to, receive payments from, render services to, engage in transactions with or have other relationships with Obligors and issuers with respect to the Collateral Obligations included in the Assets. In particular, the Collateral Manager and its Affiliates may make and/or hold investments in an Obligor’s or issuer’s obligations or securities that may be pari passu, senior or junior in ranking to an investment in such Obligor’s or issuer’s obligations or securities made and/or held by the Issuer, or otherwise have interests different from or adverse to those of the Issuer. The Issuer agrees that, in the course of managing the Collateral Obligations held by the Issuer, the Collateral Manager may consider its relationships with other Clients (including obligors and issuers) and its Affiliates. The Collateral Manager may decline to make a particular investment for the Issuer in view of such relationships. In addition, individuals who are partners, managers, members, shareholders, directors, officers, employees or agents of the Collateral Manager or of one or more of its Affiliates may serve on boards of directors of, or otherwise have ongoing relationships with, such Obligors and issuers. As a result, such individuals may possess information relating to Obligors and issuers of Collateral Obligations that is (a) not known to or (b) known but restricted as to its use by the individuals at the Collateral Manager responsible for monitoring the Collateral Obligations and performing the other obligations of the Collateral Manager under this Agreement. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities by the Issuer and otherwise create conflicts of interest for the Issuer. The Issuer acknowledges and agrees that, in all such instances, the Collateral Manager and its Affiliates may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Issuer’s investments and they have no duty, in making or managing such investments, to act in a way that is favorable to the Issuer.

(b)        The Issuer agrees that neither the Collateral Manager nor any of its Affiliates is under any obligation to offer all investment opportunities of which they become aware to the Issuer or to account to the Issuer for (or share with the Issuer or inform the Issuer of) any such transaction or any benefit received by them from any such transaction. The Issuer understands that the Collateral Manager and/or its Affiliates may have, for their own accounts or for the accounts of others, portfolios with substantially the same portfolio criteria as are applicable to the Issuer. Furthermore, the Collateral Manager and/or its Affiliates may make an investment on their own behalf or on behalf of any Client without offering the investment opportunity or making any investment on behalf of the Issuer and, accordingly, investment opportunities may not be allocated among all such Clients. The Issuer acknowledges that affirmative obligations may arise in the future, whereby the Collateral Manager and/or its Affiliates are obligated to offer certain investments to Clients before or without the Collateral Manager’s offering those investments to the Issuer. The Issuer agrees that the Collateral Manager may make investments on behalf of the Issuer in securities or obligations that it has declined to invest in or enter into for its own account, the account of any of the Collateral Manager or its Affiliates or the account of any other Client.

(c)        Subject to the provisions of the Indenture, this Agreement and applicable law, the Collateral Manager is hereby authorized to effect client cross-transactions in which the Collateral Manager causes a purchase or sale of a Collateral Obligation or Eligible Investment to be effected between the Issuer and another account advised by the Collateral Manager or any of its Affiliates. In addition, except as otherwise permitted pursuant to Section 2, with the prior authorization of the Issuer, which authorization is hereby given and may be revoked at any time, the Collateral Manager is authorized to enter into agency cross-transactions in which the Collateral Manager or any of its Affiliates act as broker for the Issuer and for the other party to the transaction, to the extent permitted under applicable law, in which case the Collateral Manager or any such Affiliate will receive commissions from, and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to the transaction.

(d)        In addition to the requirements set forth in the Indenture and subject to the provisions of this Agreement and applicable law, an independent investor representative (the “Independent Review Party”) shall have the responsibility for approving (prior to settlement) any transactions between the Issuer and the Collateral Manager or its Affiliates for which Issuer consent is required pursuant to Section 206(3) of the Investment Advisers Act, including Principal Transactions (as defined below). The parties hereto agree that Axiom Valuation Solutions shall be appointed by the Issuer as the Independent Review Party, and each party hereto consents to such appointment and to the authority of such Independent Review Party with respect to approval of Principal Transactions. In the event that Axiom Valuation Solutions is unable to serve as the Independent Review Party for purposes of this Agreement, a majority of the managers of the Issuer shall appoint an alternative Person, after consultation with the Collateral Manager, to serve in such capacity. In addition, a majority of the managers of the Issuer may remove and replace the Independent Review Party at any time and in their sole discretion. A “Principal Transaction” is a transaction in which the Collateral Manager or any of its Affiliates sells assets to or purchases assets from the Issuer.

(e)        The Issuer acknowledges that a Client of the Collateral Manager or its Affiliates will acquire all of the Subordinated Notes and that such Client, Affiliates of the Collateral Manager or the Collateral Manager may acquire Secured Notes. In certain circumstances, the interests of the Issuer and/or the Holders with respect to matters as to which the Collateral Manager is advising the Issuer may conflict with the interests of the Collateral Manager, its Affiliates or some of its other Clients. The Issuer hereby acknowledges that various potential and actual conflicts of interest do or may exist with respect to the Collateral Manager as described in this Agreement and in the Final Offering Circular; provided that nothing in this Section 5 shall be construed as altering the duties of the Collateral Manager as set forth herein, in the Indenture or under applicable law.

(f)        Any Independent Review Party (i) shall either (A) be an established financial institution or other financial company with experience in assessing the merits of transactions similar to the Principal Transactions or (B) be a review board composed of one or more individuals selected by the Issuer (or at the request of the Issuer, selected by the Collateral Manager), (ii) shall be required to assess the merits of the Principal Transaction and either grant or withhold consent to such transaction in its sole judgment and (iii) shall not be (A) affiliated with the Collateral Manager (other than as a Noteholder or as a passive investor in the Issuer or an Affiliate of the Issuer) or (B) involved in the daily management and control of the Issuer.

(g)        In accordance with the Priority of Payments, the Issuer (i) shall be responsible for any fees relating to the services provided by any Independent Review Party and shall reimburse any Independent Review Party for their out-of-pocket expenses and (ii) may indemnify members of such Independent Review Party to the maximum extent permitted by law, subject to terms and conditions satisfactory to the Collateral Manager.

Section 6.          Records; Confidentiality.

The Collateral Manager shall maintain or cause to be maintained appropriate books of account and records relating to its services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Issuer, the Trustee, the Holders, and the Independent accountants appointed by the Collateral Manager on behalf of the Issuer pursuant to Section 10.8 of the Indenture at any time during normal business hours and upon not less than five Business Days’ prior notice; provided that any books or records provided or made available to such representatives do not contain confidential information concerning other Clients of the Collateral Manager or if so that such information is removed or redacted as appropriate prior to its release; and provided, further, that such representatives prior to having access to such books or records sign any confidentiality agreement reasonably required by the Collateral Manager concerning information reasonably deemed confidential by the Collateral Manager.

The Collateral Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties except (a) with the prior written consent of the Issuer, (b) such information as a Rating Agency shall reasonably request in connection with its rating of the Secured Notes or in supplying credit estimates on any Collateral Obligation included in the Assets, (c) in connection with establishing trading or investment accounts or otherwise in connection with effecting Transactions on behalf of the Issuer, (d) as required by (i) applicable law, regulation, court order, or a request by a governmental regulatory agency with jurisdiction over the Collateral Manager or any of its Affiliates, (ii) the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager or any of its Affiliates or (iii) the Irish Stock Exchange, (e) to its professional advisors (including, without limitation, legal, tax and accounting advisors), (f) such information as shall have been publicly disclosed other than in known violation of this Agreement or the provisions of the Indenture or shall have been obtained by the Collateral Manager on a non-confidential basis, (g) as expressly permitted in the Final Offering Circular, in the Indenture or in any other Transaction Document, (h) such information as is necessary or appropriate to disclose so that the Collateral Manager may perform its duties hereunder, under the Indenture or any other Transaction Document or (i) general performance information which may be used by the Collateral Manager, its Affiliates or their Related Persons in connection with their marketing activities.

For purposes of this Section 6, the Holders, the Trustee, the Calculation Agent and the Collateral Administrator shall not be considered “non-affiliated third parties.”

Notwithstanding the foregoing, it is agreed that the Collateral Manager (and with respect to clause (e) of this sentence, each of its respective employees, representatives or other agents) may disclose (a) that it is serving as collateral manager of the Issuer, (b) the nature, aggregate principal amount and overall performance of the Issuer’s assets, (c) the amount of earnings on the Assets, (d) such other information about the Issuer, the Assets and the Notes as is customarily disclosed by managers of collateralized loan obligations and (e) to any and all Persons, without limitation of any kind, the United States federal income tax treatment and United States federal income tax structure of the transactions contemplated by the Indenture, this Agreement and the related documents and all materials of any kind (including opinions and other tax analyses) that are provided to them relating to such United States federal income tax treatment and United States income tax structure.

Section 7.          Obligations of Collateral Manager.

In accordance with the Standard of Care set forth in Section 2(b), the Collateral Manager shall not intentionally take any action that it knows, or should know, would (a) materially adversely affect the status of the Issuer for purposes of the United States federal or state law or other law applicable to it, (b) not be permitted by the Issuer’s Organizational Instruments, copies of which the Collateral Manager acknowledges the Issuer has provided to the Collateral Manager, or to the extent consented thereto by the Collateral Manager, amendments thereto, (c) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer, including, without limitation, actions which would violate any United States federal, state or other applicable securities law that is known by the Collateral Manager to be applicable to the Issuer and, in each case, the violation of which would have a Material Adverse Effect on the Issuer or have a material adverse effect on the ability of the Collateral Manager to perform its obligations hereunder, (d) require registration of the Issuer or the pool of Assets as an “investment company” under Section 8 of the Investment Company Act or (e) knowingly and willfully adversely affect the interests of the Issuer in the Assets in any material respect (other than (i) as expressly permitted hereunder or under the Indenture or (ii) in connection with any action taken in the ordinary course of business of the Collateral Manager in accordance with its Standard of Care).

If the Collateral Manager is ordered by the managers of the Issuer or the requisite Holders to take any action which would, or could reasonably be expected to, in each case in its reasonable business judgment, have any such consequences, the Collateral Manager shall promptly notify the Issuer and the Trustee that such action would, or could reasonably be expected to, in each case in its reasonable business judgment, have one or more of the consequences set forth above and shall not take such action unless the managers of the Issuer then request the Collateral Manager to do so and both a Majority of the Controlling Class and a Majority of the Subordinated Notes have consented thereto in writing. Notwithstanding any such request, the Collateral Manager shall not take such action unless (i) arrangements satisfactory to it are made to insure or indemnify the Collateral Manager, Affiliates of the Collateral Manager and shareholders, partners, members, managers, directors, officers or employees of the Collateral Manager or such Affiliates from any liability and expense it may incur as a result of such action and (ii) if the Collateral Manager so requests in respect of a question of law, the Issuer delivers to the Collateral Manager an Opinion of Counsel (from outside counsel satisfactory to the Collateral Manager) that the action so requested does not violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Issuer or over the Collateral Manager.

Neither the Collateral Manager nor its Affiliates, shareholders, partners, members, managers, directors, officers or employees shall be liable to the Issuer or any other Person, except as provided in Section 10. Notwithstanding anything contained in this Agreement to the contrary, any indemnification or insurance by the Issuer provided for in this Section 7 or Section 10 shall be payable out of the Assets in accordance with the Priority of Payments, and the  Collateral Manager may take into account such Priority of Payments in determining whether any proposed indemnity arrangements contemplated by this Section 7 are satisfactory.

Section 8.          Compensation.

(a)         As compensation for the performance of its obligations as Collateral Manager, the Collateral Manager will be entitled to receive a fee on each Payment Date (in accordance with the Priority of Payments), which will consist of the Base Collateral Management Fee and the Subordinated Collateral Management Fee (collectively, the “Collateral Management Fee”).

The Base Collateral Management Fee (the “Base Collateral Management Fee”) will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to (a) for so long as Garrison Investment Group LP (or any Affiliate thereof) is the Collateral Manager, 0.00% or (b) at any other time, 0.25%, each per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date; provided that the Base Collateral Management Fee payable on any Payment Date shall not include any such fee (or any portion thereof) that has been waived by the Collateral Manager hereunder.

The Subordinated Collateral Management Fee (the “Subordinated Collateral Management Fee”) will accrue quarterly in arrears on each Payment Date (prorated for the related Interest Accrual Period), in an amount equal to (a) for so long as Garrison Investment Group LP (or any Affiliate thereof) is the Collateral Manager, 0.00% or (b) at any other time, 0.35%, each per annum (calculated on the basis of a 360-day year consisting of twelve 30-day months) of the Fee Basis Amount at the beginning of the Collection Period relating to such Payment Date; provided that the Subordinated Collateral Management Fee payable on any Payment Date shall not include any such fee (or any portion thereof) that has been waived by the Collateral Manager hereunder.

(b)        The Collateral Management Fee is payable on each Payment Date in accordance with the Priority of Payments only to the extent that sufficient Interest Proceeds or Principal Proceeds are available. To the extent they are not paid on any Payment Date when due, the Base Collateral Management Fee and the Subordinated Collateral Management Fee will be deferred and will be payable on subsequent Payment Dates on which any funds are available therefor in accordance with the Priority of Payments, without interest.

(c)        The Collateral Manager may, in its sole discretion (but shall not be obligated to), elect to waive all or any portion of the Collateral Management Fee payable to the Collateral Manager on any Payment Date. Any such election shall be made by the Collateral Manager by delivering written notice thereof to the Trustee no later than the Determination Date immediately prior to such Payment Date. Any election to waive the Collateral Management Fee may also take the place of written standing instructions to the Trustee; provided that such standing instructions may be rescinded by the Collateral Manager at any time.

(d)        If this Agreement is terminated pursuant to Section 14 hereof or otherwise or if the Collateral Manager resigns, is removed or assigns this Agreement in accordance with the terms hereof, the Collateral Management Fee shall be accrued from the Payment Date occurring on or immediately prior to the date of such resignation, removal or assignment and shall be due and payable together with all other amounts owing to such predecessor Collateral Manager under this Agreement or the Indenture on the first Payment Date following the date of such resignation, removal or assignment, subject to the Priority of Payments described in the Indenture.

(e)        Except as otherwise set forth herein and in the Indenture, the Collateral Manager will continue to serve as Collateral Manager under this Agreement notwithstanding that the Collateral Manager will not have received amounts due it under this Agreement because sufficient funds were not then available pursuant to the terms of the Indenture to pay such amounts in accordance with the Priority of Payments.

Section 9.          Benefit of the Agreement.

The Collateral Manager shall perform its obligations hereunder in accordance with the terms of this Agreement and the terms of the Indenture applicable to it. The Collateral Manager agrees and consents to the provisions contained in Article XV of the Indenture. In addition, the Collateral Manager acknowledges the pledge of this Agreement under the granting clause of the Indenture.

Section 10.       Limits of Collateral Manager Responsibility.

(a)        None of the Collateral Manager, its Affiliates or their respective Related Persons assumes any responsibility under this Agreement, other than the Collateral Manager’s assumption of its responsibility to render the services required to be performed by it hereunder and under the terms of the Indenture applicable to it in good faith, subject to the Standard of Care described in Section 2(b). The Collateral Manager shall not be responsible for any action or inaction of the Issuer or the Trustee in following or declining to follow any advice, recommendation or direction of the Collateral Manager, including as set forth in Section 7. The Indemnified Parties (as defined below) shall not be liable to the Issuer, the Trustee, any Holder, the Initial Purchaser, any of their respective Affiliates, or Related Persons or any other Persons for any act, omission, error of judgment, mistake of law, or for any claim, loss, liability, damage, judgments, assessments, settlement, cost, or other expense (including attorneys’ fees and expenses and court costs) arising out of or with respect to any investment or for any other act or omission in the performance of the Collateral Manager’s obligations under or in connection with this Agreement or the terms of any other Transaction Document applicable to the Collateral Manager, incurred as a result of actions taken or recommended or for any omissions of the Collateral Manager, or for any decrease in the value of the Assets, except for liability to which the Collateral Manager would be subject (i) by reason of acts or omissions constituting bad faith, willful misconduct or gross negligence in the performance of its duties hereunder and under the terms of the Indenture or (ii) caused by (x) an untrue statement of a material fact included in the Collateral Manager Information or (y) the omission by the Collateral Manager of a material fact necessary to make the statements in the Collateral Manager Information, in light of the circumstances in which they were made, not misleading (the preceding clauses (i) and (ii) collectively referred to for purposes of this Section 10 as “Collateral Manager Breaches”). The Collateral Manager shall not be liable for any consequential, punitive, exemplary or treble damages or lost profits hereunder or under the Indenture. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable state or federal law or any rules or regulations adopted thereunder.

(b)          (i) The Issuer shall indemnify and hold harmless (the Issuer in such case, the “Indemnifying Party”) the Collateral Manager, its Affiliates and their respective Related Persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages, judgments, assessments, costs or other liabilities (collectively, “Losses”) and will promptly reimburse each such Indemnified Party for all reasonable fees and expenses incurred by an Indemnified Party with respect thereto (including reasonable fees and expenses of counsel) (collectively, “Expenses”) arising out of or in connection with the issuance of the Notes (including, without limitation, any untrue statement of material fact contained in the Offering Circulars, or omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, other than the Collateral Manager Information), the transactions contemplated by the Offering Circulars, the Indenture or this Agreement and any acts or omissions of any such Indemnified Party; provided, that such Indemnified Party shall not be indemnified for any Losses or Expenses incurred as a result of any act or omission by such Indemnified Party that constitutes a Collateral Manager Breach. Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 10 to indemnify any Indemnified Party for any Losses or Expenses are non-recourse obligations of the Issuer payable solely out of the Assets in accordance with the Priority of Payments set forth in the Indenture.

(ii)        The Collateral Manager shall indemnify and hold harmless (the Collateral Manager in such case, the “Indemnifying Party”) the Issuer, its Affiliates and their respective Related Persons (each such party being, in such case, an “Indemnified Party”) from and against any and all Losses and shall promptly reimburse each such Indemnified Party for all reasonable Expenses as such Expenses are incurred in investigating, preparing, pursuing or defending any actions in respect of or arising out of any Collateral Manager Breaches; provided, that the Collateral Manager shall not be liable for any consequential, punitive, exemplary or treble damages or lost profits.

(c)          An Indemnified Party shall (or, with respect to the Related Persons of the Collateral Manager or of the Issuer, as applicable, the Collateral Manager or the Issuer, as applicable, shall cause such Indemnified Party to) promptly notify the Indemnifying Party if the Indemnified Party receives a complaint, claim, compulsory process or other notice of any Loss giving rise to a claim for indemnification under this Section 10, but failure to so notify the Indemnifying Party or to comply with paragraph (d) below shall not relieve such Indemnifying Party from its obligations under this Section 10 unless and to the extent that such Indemnifying Party did not otherwise learn of such action or proceeding and to the extent such failure results in the forfeiture by the Indemnifying Party of material rights and defenses.

(d)          With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request served upon such Indemnified Party for which such Indemnified Party is or may be entitled to indemnification under this Section 10, such Indemnified Party shall (or with respect to the Related Persons of the Collateral Manager or of the Issuer, as applicable, the Collateral Manager or the Issuer, as applicable, shall cause such Indemnified Party to):

 (i)        at the Indemnifying Party’s expense, provide the Indemnifying Party such information and cooperation with respect to such claim as the Indemnifying Party may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Party at such reasonable times as the Indemnifying Party may request;

(ii)        at the Indemnifying Party’s expense, cooperate and take all such steps as the Indemnifying Party may reasonably request to preserve and protect any defense to such claim;

(iii)       in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Party may exercise in its sole discretion and at its expense, (A) to participate in the investigation, defense and settlement of such claim, and, (B) to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any legal fees and expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation, except that, if such Indemnified Party reasonably determines that counsel selected by the Indemnifying Party has a conflict of interest, such Indemnifying Party shall pay the reasonable fees and disbursements of one additional counsel selected by the Indemnified Party (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and

(iv)       neither incur any material expense to defend against nor make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which could expose such Indemnified Party to (A) unindemnified liability or (B) only if the Indemnified Party is the Collateral Manager or an Affiliate or Related Person of the Collateral Manager or of an Affiliate thereof, any liability in respect of which, in the good faith determination of such Indemnified Party, the Indemnifying Party is unlikely to have sufficient funds available to indemnify the Indemnified Party in full, taking into account the Priority of Payments), nor permit a default or consent to the entry of any judgment in respect thereof, in each case without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party shall have advised such Indemnified Party that such Indemnified Party is entitled to be indemnified hereunder with respect to such claim.

(e)          No Indemnified Party shall, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or compromise any claim giving rise to a claim for indemnity hereunder, or permit a default or consent to the entry of any judgment in respect thereof; provided that if the Indemnified Party is the Collateral Manager or an Affiliate or a Related Person of the Collateral Manager or of an Affiliate thereof, such Indemnified Party shall not be required to seek or obtain such consent if it determines in good faith that the Indemnifying Party is unlikely to have sufficient funds available to indemnify it in full, taking into account the Priority of Payments.

(f)          No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise or consent to the entry of any judgment with respect to any claim giving rise to a claim for indemnity hereunder if such settlement includes a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(g)        The compliance of the Collateral Manager’s actions with the provisions of the Indenture and this Agreement shall be determined on the date of action only, based upon the prices and characteristics of the Assets on the date of such action (or on the most recent date practicable, in the case of Collateral Obligations not purchased or sold on such date); provided that the provisions of the Indenture and this Agreement shall not be deemed breached as a result of changes in value, status or any other conditions of an investment following the date of such action and the Collateral Manager shall not be responsible under this Agreement for the performance of or any losses on the Assets acquired in accordance with this Agreement.

(h)        The Assets shall be held by the Custodian appointed by the Issuer pursuant to the Indenture. The Collateral Manager and its Affiliates shall at no time have custody or physical control of the Assets. The Collateral Manager shall not be liable for any act or omission of the Custodian, the Collateral Administrator, the Calculation Agent or the Trustee or any sub-custodian or other agent appointed by the Calculation Agent or the Issuer. Any compensation owed to the Collateral Administrator, the Trustee or the Calculation Agent for their services to the Issuer shall be the obligation of the Issuer and not the Collateral Manager.

Section 11.        No Joint Venture.

The Issuer and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager shall be deemed, for all purposes herein, an independent contractor and shall, except as otherwise expressly provided herein or in the Indenture or authorized by the Issuer from time to time, have no authority to act for or represent the Issuer in any way or otherwise be deemed an agent of the Issuer. It is acknowledged that neither the Collateral Manager nor any of its Affiliates has provided or shall provide any tax, accounting or legal advice or assistance to the Issuer or any other Person in connection with the transactions contemplated hereby.

Section 12.        Term; Termination.

(a)        This Agreement shall commence as of the date first set forth above and shall continue in force until the first of the following occurs: (i) the final liquidation of the Assets and the final distribution of the proceeds of such liquidation to the Noteholders in accordance with the Indenture, (ii) the payment in full of the Secured Notes, and the satisfaction and discharge of the Indenture in accordance with its terms or (iii) the early termination of this Agreement in accordance with Section 12(b), (c), (d), (e) or (f) or Section 14.

(b)        Subject only to clause (c) below, the Collateral Manager may resign, upon 90 days’ prior written notice to the Issuer (or such shorter notice as is acceptable to the Issuer) and the Trustee (and the Issuer shall direct the Trustee to distribute a copy of such notice to the Holders within five (5) Business Days of receipt); provided that the Collateral Manager shall have the right to resign immediately upon the effectiveness of any material change in applicable law or regulations which renders the performance by the Collateral Manager of its duties hereunder or under the Indenture to be a violation of such law or regulation.

(c)        No resignation or removal of the Collateral Manager pursuant to this Agreement shall be effective until the date as of which a successor Collateral Manager shall have been appointed and approved and has accepted and assumed all of the Collateral Manager’s duties and obligations pursuant to this Agreement in writing (an “Instrument of Acceptance”).

(d)        Promptly after notice of any removal under Section 14 or any resignation of the Collateral Manager that is to take place while any of the Notes are Outstanding, the Issuer shall transmit or cause the Trustee to transmit copies of such notice to the Holders and each Rating Agency and shall appoint a successor Collateral Manager in accordance with the procedures set forth in clause (e) below; provided that (i) such successor Collateral Manager has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager hereunder, (ii) such successor Collateral Manager is legally qualified and has the capacity to assume all of the responsibilities, duties and obligations of the Collateral Manager hereunder and under the applicable terms of the Indenture, (iii) such successor Collateral Manager has agreed to coordinate with the replaced Collateral Manager regarding communications with the Rating Agencies, (iv) such appointment does not cause or result in the Issuer becoming, or require the pool of Assets to be registered as, an investment company under the Investment Company Act and (v) the Global Rating Agency Condition has been satisfied with respect to such appointment.

(e)        A Majority of the Subordinated Notes will nominate a successor Collateral Manager that meets the criteria set forth in clause (d) above (other than subclause (v) thereof) within 30 days of initial notice of the resignation or removal of the Collateral Manager and if the Majority of the Controlling Class consents thereto, such proposed successor will be appointed the successor Collateral Manager by the Issuer; provided that the Global Rating Agency Condition has been satisfied with respect to such appointment. If a Majority of the Subordinated Notes fails to nominate such a successor within 30 days of initial notice of the resignation or removal of the Collateral Manager or if a Majority of the Controlling Class does not consent thereto within ten days of the date of the notice of such nomination, then a Majority of the Controlling Class shall, within 60 days of initial notice of the resignation or removal of the Collateral Manager, nominate a successor Collateral Manager that meets the criteria set forth in clause (d) above (other than subclause (v) thereof). If a Majority of the Subordinated Notes consents to such Controlling Class nominee, such nominee shall be appointed the successor Collateral Manager by the Issuer; provided the Global Rating Agency Condition has been satisfied with respect to such appointment. If no successor Collateral Manager is appointed within 90 days with the consent thereto of a Majority of the Controlling Class (if nominated by a Majority of the Subordinated Notes) or the consent thereto of a Majority of the Subordinated Notes (if nominated by a Majority of the Controlling Class) (or, in the event of a change in applicable law or regulation which renders the performance by the Collateral Manager of its duties under this Agreement or the Indenture to be a violation of such law or regulation, within 30 days) following the termination or resignation of the Collateral Manager, any of the Issuer, the Collateral Manager, a Majority of the Subordinated Notes and the Majority of the Controlling Class shall have the right to petition a court of competent jurisdiction to appoint a successor Collateral Manager, in any such case whose appointment shall become effective after such successor has accepted its appointment and assumed all of the Collateral Manager’s duties and obligations pursuant to this Agreement in an Instrument of Acceptance and without the consent of any Holder.

(f)        The successor Collateral Manager shall be entitled to the Collateral Management Fee set forth in Section 8(a) (and, to the extent it defers such fees, the Collateral Management Fee due and owing to such successor Collateral Manager under Section 8(b)) and no compensation payable to such successor Collateral Manager shall be greater than as set forth in Section 8 without the prior written consent of 100% of each Class of Notes (voting separately by Class, including the Class A-2 Notes), including Collateral Manager Notes. Upon the later of the expiration of the applicable notice periods with respect to termination specified in this Section 12 or in Section 14 and the acceptance of its appointment hereunder by the successor Collateral Manager, all authority and power of the Collateral Manager hereunder, whether with respect to the Assets or otherwise, shall automatically and without action by any person or entity pass to and be vested in the successor Collateral Manager. The Issuer, the Trustee and the successor Collateral Manager shall take such action (or cause the outgoing Collateral Manager to take such action) consistent with this Agreement and as shall be necessary to effect any such succession.

(g)        If this Agreement is terminated pursuant to this Section 12, such termination shall be without any further liability or obligation of either party to the other, except as provided in clause (h) below.

(h)        Sections 6, 7 (with respect to any indemnity or insurance provided thereunder), 8 (with respect to any accrued and unpaid Collateral Management Fee) 10, 12(g), 15, 17, 21, 22, 23 and 25 shall survive any termination of this Agreement pursuant to this Section 12 or Section 14.

Section 13.        Assignments.

(a)        Except as otherwise provided in this Section 13, the Collateral Manager may not assign or delegate (except as provided in Section 2(e)) its rights or responsibilities under this Agreement without (i) satisfaction of the Global Rating Agency Condition with respect thereto and (ii) obtaining the consent of the Issuer and the consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes (voting separately). The Collateral Manager shall not be required to obtain such consents or satisfy such condition with respect to a change of control transaction that is deemed to be an assignment within the meaning of Section 202(a)(1) of the Advisers Act; provided that, for so long as the Collateral Manager is a registered investment adviser under the Advisers Act, the Collateral Manager shall obtain the consent of the Issuer, in a manner consistent with the Securities and Exchange Commission staff interpretations of Section 205(a)(2) of the Advisers Act, to any such transaction.

(b)        The Collateral Manager may without satisfaction of the Global Rating Agency Condition, without obtaining the consent of the Majority of the Controlling Class or of the Majority of the Subordinated Notes and, so long as such assignment or delegation does not constitute an “assignment” for purposes of Section 205(a)(2) of the Advisers Act during such time as the Collateral Manager is a registered investment adviser under the Advisers Act, without obtaining the prior consent of the Issuer, (1) assign any of its rights or obligations under this Agreement to an Affiliate; provided that such Affiliate (i) has demonstrated ability, whether as an entity or by its principals and employees, to professionally and competently perform duties similar to those imposed upon the Collateral Manager pursuant to this Agreement, (ii) has the legal right and capacity to act as Collateral Manager under this Agreement, and (iii) shall not cause the Issuer or the pool of Assets to become required to register under the provisions of the Investment Company Act or (2) enter into (or have its parent enter into) any consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all of its asset management business to, another entity and, at the time of such consolidation, merger, amalgamation or transfer the resulting, surviving or transferee entity assumes all the obligations of the Collateral Manager under this Agreement generally (whether by operation of law or by contract) and the other entity has substantially the same investment staff providing investment management services to the Issuer; provided that the Collateral Manager shall deliver prior notice to the Rating Agencies of any assignment, delegation or combination made pursuant to this sentence. Upon the execution and delivery of any such assignment by the assignee, the Collateral Manager will be released from further obligations pursuant to this Agreement except with respect to its obligations and agreements arising under Sections 10, 12(g), 17, 21 through 23, and 25 in respect of its acts or omissions occurring prior to such assignment and except with respect to its obligations under Section 15 after such assignment.

(c)        This Agreement shall not be assigned by the Issuer without (i) the prior written consent of (1) the Collateral Manager, (2) the Trustee and (3) a Majority of the each Class of Notes (voting separately) and (ii) satisfaction of the Global Rating Agency Condition, except in the case of assignment by the Issuer (1) to an entity which is a successor to the Issuer permitted under the Indenture, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Issuer is bound hereunder or (2) to the Trustee as contemplated by the granting clause of the Indenture. The Issuer shall simultaneously assign its rights, title and interest in (but not its obligations under) this Agreement to the Trustee pursuant to the Indenture; and the Collateral Manager by its signature below agrees to, and acknowledges, such assignment. Upon assignment by the Issuer, the Issuer shall use reasonable efforts to cause such assignee to execute and deliver to the Collateral Manager such documents as the Collateral Manager shall consider reasonably necessary to effect fully such assignment.

(d)        The Issuer shall provide (or cause the Trustee to provide) the Rating Agencies and the Holders with notice of any assignment pursuant to this Section 13.

Section 14.        Removal for Cause.

(a)        The Collateral Manager may be removed for Cause upon (x) 10 Business Days’ prior written notice in the case of clauses (i) – (vi) below and (y) 90 days’ prior written notice in the case of clause (vii) below, in each case by the Issuer or the Trustee (“Termination Notice”) at the direction of a Majority of the Controlling Class or a Majority of the Subordinated Notes. Simultaneous with its direction to the Issuer to remove the Collateral Manager for Cause, such Majority of the Controlling Class or of the Subordinated Notes, as applicable, shall give to the Issuer and the Trustee a written statement setting forth the reason for such removal (“Statement of Cause”). The Trustee (at the direction of the Issuer) shall distribute a copy of the Termination Notice and the Statement of Cause to the Holders within five (5) Business Days of receipt. No such removal shall be effective (A) until the date as of which a successor Collateral Manager shall have been appointed in accordance with Sections 12(d) and (e) and delivered an Instrument of Acceptance to the Issuer and the successor Collateral Manager has effectively assumed all of the Collateral Manager’s duties and obligations and (B) unless the Statement of Cause has been delivered to the Issuer and the Trustee as set forth in this Section 14(a). “Cause” means any of the following:

(i)         the Collateral Manager shall willfully and intentionally violate or breach any material provision of this Agreement or the Indenture applicable to it (not including a willful and intentional breach that results from a good faith dispute regarding reasonable alternative courses of action or interpretation of instructions or provisions of the relevant Transaction Documents);

(ii)        the Collateral Manager shall breach any provision of this Agreement or any terms of the Indenture applicable to it (other than as covered by clause (i) and it being understood that failure to meet any Concentration Limitation, Collateral Quality Test or Coverage Test is not a breach for purposes of this clause (ii)), which breach would reasonably be expected to have a Material Adverse Effect on the Issuer and shall not cure such breach (if capable of being cured) within 30 days after the earlier to occur of an Authorized Officer of the Collateral Manager receiving notice or having actual knowledge of such breach, unless, if such breach is remediable, the Collateral Manager has taken action commencing the cure thereof within such 30 day period that the Collateral Manager believes in good faith will remedy such breach within 60 days of the earlier to occur of such Authorized Officer receiving notice or having actual knowledge thereof;

(iii)       the failure of any representation, warranty, certification or statement made or delivered by the Collateral Manager in or pursuant to this Agreement or the Indenture to be correct in any material respect when made which failure (A) would reasonably be expected to have a Material Adverse Effect on the Issuer and (B) is not corrected by the Collateral Manager within 30 days of an Authorized Officer of the Collateral Manager receiving notice of such failure, unless, if such failure is remediable, the Collateral Manager has taken action commencing the cure thereof within such 30 day period that the Collateral Manager believes in good faith will remedy such failure within 60 days of the earlier to occur of such Authorized Officer receiving notice thereof or having actual knowledge thereof;

(iv)       the Collateral Manager is wound up or dissolved or there is appointed over it or a substantial part of its assets a receiver, administrator, administrative receiver, trustee or similar officer; or the Collateral Manager (A) ceases to be able to, or admits in writing its inability to, pay its debts as they become due and payable, or makes a general assignment for the benefit of, or enters into any composition or arrangement with, its creditors generally; (B) applies for or consents (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, assignee, custodian, liquidator or sequestrator (or other similar official) of the Collateral Manager or of any substantial part of its properties or assets in connection with any winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law, or authorizes such an application or consent, or proceedings seeking such appointment are commenced without such authorization, consent or application against the Collateral Manager and continue undismissed for 60 days; (C) authorizes or files a voluntary petition in bankruptcy, or applies for or consents (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, arrangement, readjustment of debt, insolvency, dissolution, or similar law, or authorizes such application or consent, or proceedings to such end are instituted against the Collateral Manager without such authorization, application or consent and are approved as properly instituted and remain undismissed for 60 days or result in adjudication of bankruptcy or insolvency or the issuance of an order for relief; or (D) permits or suffers all or any substantial part of its properties or assets to be sequestered or attached by court order and the order (if contested in good faith) remains undismissed for 60 days;

(v)        the occurrence and continuation of an Event of Default pursuant to Section 5.1(a) of the Indenture that primarily results from any material breach by the Collateral Manager of its duties under this Agreement or under the Indenture which breach or default is not cured within any applicable cure period;

(vi)       (A) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement (as determined pursuant to a final adjudication by a court of competent jurisdiction) or the Collateral Manager being indicted for a criminal offense materially related to its business of providing asset management services, or (B) any officer of the Collateral Manager primarily responsible for the performance by the Collateral Manager of its obligations under this Agreement (in the performance of his or her investment management duties) is indicted for a criminal offense materially related to the business of the Collateral Manager providing asset management services and continues to have responsibility for the performance by the Collateral Manager under this Agreement for a period of ten (10) days after such indictment; or

(vii)      the ratio of (a) the sum of (1) the Collateral Principal Amount (other than Defaulted Obligations and Deferring Obligations), (2) for each Defaulted Obligation, the aggregate of the Defaulted Obligation Balance thereof on such date, (3) for each Deferring Obligation, the aggregate of the lesser of the (I) S&P Collateral Value of all Deferring Obligations and (II) Moody’s Collateral Value of all Deferring Obligations on such date, to (b) the Aggregate Outstanding Amount of the Class A Notes, fails to equal or exceed 101.0%.

(b)        If any of the events specified in clauses (a)(i) through (vii) of this Section 14 shall occur, the Collateral Manager shall give prompt written notice thereof to the Issuer, the Holders of the Controlling Class, the Holders of the Subordinated Notes, the Trustee, and the Rating Agencies; provided that if any of the events specified in Section 14(a)(iv) shall occur, the Collateral Manager shall give written notice thereof to the Issuer, the Trustee, and the Rating Agencies immediately upon the Collateral Manager’s becoming aware of the occurrence of such event. A Majority of the Controlling Class and a Majority of the Subordinated Notes, voting separately by Class, may waive any event described in Section 14(a)(i), (ii), (iii), (v), (vi) or (vii) as a basis for termination of this Agreement and removal of the Collateral Manager under this Section 14.

(c)       The Collateral Manager may be removed upon 30 days’ prior written notice by the Issuer or the Trustee, at the direction of a Supermajority of the Controlling Class or a Majority of the Subordinated Notes, in the event that any two of Joseph Tansey, Steve Stuart, Terence Moore and Brian Chase shall cease to have primary responsibility for providing investment advice to the Issuer in respect of the portfolio (such event, a “Key Personnel Event”) and no replacement collateral manager(s) to the Issuer in respect of the portfolio of skill and experience at least equivalent to that of, as the case may be, Joseph Tansey, Steve Stuart, Terence Moore and Brian Chase which are acceptable to the holders of the Controlling Class of Notes, acting independently at the direction of holders of at least a Majority of the most senior Class of Notes, has or have been appointed within 60 days after such cessation.

(d)       If the Collateral Manager is removed pursuant to this Section 14, the Issuer shall have, in addition to the rights and remedies set forth in this Agreement, all of the rights and remedies available with respect thereto at law or equity.

Section 15.        Obligations of Resigning or Removed Collateral Manager.

(a)       On, or as soon as practicable after, the date any resignation or removal is effective, the Collateral Manager shall (at the Issuer’s expense):

(i)        deliver to the Issuer or to such other Person as the Issuer shall instruct all property and documents of the Issuer or otherwise relating to the Assets then in the custody of the Collateral Manager;

(ii)       deliver to the Trustee an accounting with respect to the books and records delivered to the Trustee or the successor Collateral Manager appointed pursuant to Section 12; and

(iii)      agree to cooperate with all reasonable requests related to any proceedings, even after its resignation or removal, which arise in connection with this Agreement or the Indenture, assuming the Collateral Manager has received an indemnity in form reasonably satisfactory to the Collateral Manager from an entity reasonably satisfactory to the Collateral Manager, and expense reimbursement reasonably satisfactory to the Collateral Manager.

(b)       Notwithstanding such resignation or removal, the Collateral Manager shall remain liable for its obligations under Section 10 and its acts or omissions giving rise thereto and for any expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising out of a Collateral Manager Breach, subject to the limitations of liability set forth in Section 10.

Section 16.        Representations and Warranties.

(a)       The Issuer hereby represents and warrants to the Collateral Manager as follows:

(i)        The Issuer has been duly formed with limited liability and is validly existing and in good standing under the laws of the State of Delaware, has the full power and authority to own its assets and the obligations and securities proposed to be owned by it and included in the Assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property, the conduct of its business or the performance of this Agreement, the Indenture, the Notes or any other Transaction Document require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a Material Adverse Effect on the Issuer.

(ii)       The Issuer has full power and authority to execute, deliver and perform all of its obligations under this Agreement, the Indenture, the Notes and any other Transaction Document to which it is a party and has taken all necessary action to authorize this Agreement and the execution and delivery of this Agreement and the performance of all obligations imposed upon it hereunder, and, as of the Closing Date, will have taken all necessary action to authorize the Indenture, the Notes and any other Transaction Document to which it is a party and the execution, delivery and performance of this Agreement, the Indenture, the Notes and any other Transaction Document to which it is a party and the performance of all obligations imposed upon it hereunder or thereunder. No consent of any other Person including, without limitation, members and creditors of the Issuer, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than any filings pursuant to the UCC required under the Indenture and necessary to perfect any security interest granted thereunder) or declaration with, any governmental authority is required by the Issuer in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Indenture, the Notes or any other Transaction Document to which the Issuer is a party or the obligations imposed upon the Issuer hereunder and thereunder. This Agreement and all other Transaction Documents to which the Issuer is a party have been, and each instrument and document to which the Issuer is a party required hereunder or under the Indenture, the Notes or any other Transaction Document to which the Issuer is a party will be, executed and delivered by an Authorized Officer of the Issuer, and this Agreement or any other Transaction Document to which the Issuer is a party constitute, and each instrument or document required hereunder to which the Issuer is a party, when executed and delivered hereunder or thereunder, will constitute, the legally valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, receivership, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Issuer and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii)      The execution, delivery and performance of this Agreement, any other Transaction Document to which the Issuer is a party and the documents and instruments required hereunder and thereunder will not violate any provision of any existing law or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Issuer, or the Organizational Instruments of, or any securities issued by, the Issuer or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Issuer is a party or by which the Issuer or any of its assets may be bound, the violation of which would have a Material Adverse Effect on the Issuer, and will not result in or require the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking (other than the lien of the Indenture).

(iv)        The Issuer is not in violation of its Organizational Instruments or in breach or violation of or in default under any contract or agreement to which it is a party or by which it or any of its property may be bound, or any applicable statute or any rule, regulation or order of any court, government agency or body having jurisdiction over the Issuer or its properties, the breach or violation of which or default under which would have a material adverse effect on the validity or enforceability of this Agreement, the provisions of the Indenture or any other Transaction Document applicable to the Issuer, or the performance by the Issuer of its duties hereunder or thereunder.

(v)         There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the best knowledge of the Issuer, threatened that, if determined adversely to the Issuer, would have a Material Adverse Effect upon the performance by the Issuer of its duties under, or on the validity or enforceability of, this Agreement, the Indenture or any other Transaction Document applicable to the Issuer.

(vi)        The Issuer has not engaged in any transaction that would result in the violation of, or require registration as an investment company under, the Investment Company Act.

(vii)       The Issuer agrees for the benefit of the Collateral Manager on behalf of the Secured Parties to follow the lawful instructions and directions of the Collateral Manager in connection with the Collateral Manager's services hereunder.

(viii)      Neither the Issuer nor the pool of Assets is required to register as an “investment company” under the Investment Company Act.

(ix)        The Issuer has taken and will take all reasonable and practicable steps to ensure that the assets of the Issuer do not and will not at any time constitute the assets of any plan subject to the fiduciary responsibility part of ERISA or of any plan within the meaning of Section 4975(e)(1) of the Code.

(x)         The Issuer has taken and will take all reasonable and practicable steps to ensure that it does not accept funds, directly or indirectly, from a Person whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Asset Control and such other lists of prohibited persons and entities as may be mandated by applicable law or regulation.

(b)           The Collateral Manager hereby represents and warrants to the Issuer, as of the date hereof, as follows:

(i)       The Collateral Manager is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware, has full power and authority to own its assets and to transact the business in which it is currently engaged, and is duly qualified to do business and is in good standing under the laws of each jurisdiction where the performance of this Agreement and any other Transaction Document to which it is a party would require such qualification, except for those jurisdictions in which the failure to be so qualified, authorized or licensed would not have a material adverse effect on the ability of the Collateral Manager to perform its obligations under this Agreement, the provisions of the Indenture and any other Transaction Document applicable to the Collateral Manager, or on the validity or enforceability of this Agreement, the provisions of the Indenture and any other Transaction Document applicable to the Collateral Manager.

(ii)      The Collateral Manager has full power and authority to execute and deliver this Agreement and any other Transaction Document to which it is a party and to perform all of its obligations hereunder and under the provisions of the Indenture and such other Transaction Documents applicable to the Collateral Manager, and has taken all necessary action to authorize this Agreement and any other Transaction Document to which it is a party on the terms and conditions hereof and thereof and the execution and delivery of this Agreement and any other Transaction Document to which it is a party and the performance of all obligations required hereunder and thereunder applicable to the Collateral Manager. No consent of any other Person, including, without limitation, members and creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Collateral Manager in connection with this Agreement or any other Transaction Document applicable to it or the execution, delivery, performance, validity or enforceability of this Agreement or any Transaction Document applicable to it or the obligations imposed on the Collateral Manager hereunder or under the terms of the Indenture or any other Transaction Document applicable to the Collateral Manager other than those which have been obtained or made. No representation is made herein with respect to the requirements of state securities laws or regulations. This Agreement has been executed and delivered by an Authorized Officer of the Collateral Manager, and this Agreement and any other Transaction Document to which it is a party constitute the valid and legally binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with its terms, subject, as to enforcement, (A) to the effect of bankruptcy, insolvency, winding-up or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency, winding-up or similar event applicable to the Collateral Manager and (B) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(iii)     The execution, delivery and performance of this Agreement and the terms of the Indenture and any other Transaction Document applicable to the Collateral Manager will not violate any provision of any existing law or regulation binding on the Collateral Manager (except that no representation is made herein with respect to the requirements of state securities laws or regulations), or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the Organizational Instruments of, or any securities issued by, the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager or which would reasonably be expected to adversely affect in a material manner its ability to perform its obligations hereunder or under the Indenture or any other Transaction Document to which it is a party.

(iv)       The Collateral Manager is a registered investment adviser under the Advisers Act.

(v)        There is no charge, investigation, action, suit or proceeding before or by any court pending or, to the actual knowledge of the Collateral Manager, threatened, that, if determined adversely to the Collateral Manager, would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement or the provisions of the Indenture and any other Transaction Document applicable to the Collateral Manager.

(vi)       Any information contained in the sections entitled “Summary of Terms—Collateral Manager,” “Risk Factors – The Issuer will be subject to various conflicts of interest involving the Collateral Manager and its affiliates” and “The Collateral Manager” in the Final Offering Circular, as thereafter amended or supplemented, as of the date of the Final Offering Circular, the Closing Date or as of the date of any such amendment or supplement, as applicable (provided that the Collateral Manager has consented to such amendment or supplement) (collectively, the “Collateral Manager Information”) does not and, as of such dates, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)          The Collateral Manager makes no representation, express or implied, with respect to the Issuer or any disclosure with respect to the Issuer.

Section 17.        Limited Recourse; No Petition.

The Collateral Manager hereby agrees that it shall not institute against, or join any other Person in instituting against the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under United States federal or state or other bankruptcy or similar laws until at least one year (or, if longer, the applicable preference period then in effect) plus one day after payment in full of all Notes issued under the Indenture; provided that nothing in this Section 17 shall preclude the Collateral Manager from (A) taking any action prior to the expiration of such applicable preference period in (x) any case or proceeding voluntarily filed or commenced by the Issuer or (y) any insolvency proceeding filed or commenced against the Issuer by any Person other than the Collateral Manager or (B) commencing against the Issuer or any properties of the Issuer any legal action that is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The Collateral Manager hereby acknowledges and agrees that the Issuer’s obligations hereunder will be solely the corporate obligations of the Issuer, and that the Collateral Manager will not have any recourse to any of the members, managers, directors, officers, employees, or Affiliates of the Issuer with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any Transactions contemplated hereby. Notwithstanding any other provisions hereof or of any other Transaction Document, recourse in respect of any obligations of the Issuer to the Collateral Manager hereunder or thereunder will be limited to the Assets as applied in accordance with the Priority of Payments pursuant to the Indenture and, on the exhaustion of the Assets, all claims against the Issuer arising from this Agreement or any Transaction Document or any Transactions contemplated hereby or thereby shall be extinguished and shall not revive. This Section 17 shall survive the termination of this Agreement for any reason whatsoever.

Section 18.        Notices.

Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of registered or certified mail, postage prepaid, return receipt requested, or, in the case of telecopier notice, when received in legible form, addressed as set forth below:

(a)	If to the Issuer:

Garrison Funding 2010-1 LLC
c/o Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Telephone No.: (302) 738-6680
Telecopier No.: (302) 738-7210
Attention: Don Puglisi

with a copy to:

Dechert LLP
100 N. Tryon Street
Suite 4000
Charlotte, NC 28202
Telephone No.: (704) 339-3100
Telecopier No.: (704) 339-3101
Attention: John Timperio

(b)	If to the Collateral Manager:

Garrison Investment Group LP
1350 Avenue of the Americas, Suite 905
New York, New York 10019
Telephone No.: (212) 372-9526
Telecopier No.: (212) 372-9525
Attention: Rob Feeney

(c)	If to the Trustee or the Registrar: Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA 92705
Telephone No.: (714) 247-6000
Telecopier No.: (714) 656-2568
Attention: Structured Credit Services – Garrison Funding 2010-1 LLC

(d)          If to the Holders:

At their respective addresses maintained in the Register or otherwise maintained by the Trustee pursuant to the Indenture.

Any party may change the address or telecopy number to which communications or copies directed to such party are to be sent by giving notice to the other parties of such change of address or telecopy number in conformity with the provisions of this Section 18 for the giving of notice.

Section 19.        Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns as provided herein.

Section 20.        Entire Agreement; Amendment.

This Agreement, the Indenture and the Collateral Administration Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof and thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing executed by each of the parties hereto. Neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or terminating this Agreement without satisfaction of the Global Rating Agency Condition and obtaining the consent of a Majority of the Controlling Class and a Majority of the Subordinated Notes (voting separately by Class); provided that no such Global Rating Agency Condition or consent will be required in connection with any amendment hereto the sole purpose of which is to (i) correct inconsistencies, typographical or other errors, defects or ambiguities or (ii) conform this Agreement to the Final Offering Circular, the Collateral Administration Agreement or the Indenture (as it may be amended from time to time). The Issuer shall provide the Holders with notice of any amendment of this Agreement.

Section 21.        Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK INCLUDING NEW YORK GENERAL OBLIGATIONS LAW §§ 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAW.

Section 22.        Submission to Jurisdiction.

With respect to any suit, action or proceedings relating to this Agreement or any matter between the parties arising under or in connection with this Agreement (“Proceedings”), each party irrevocably: (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court from any thereof; and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Each of the Collateral Manager and the Issuer irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office to which notices are sent to it.

Section 23.        Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING.

Section 24.        Conflict with the Indenture.

Except as set forth in Section 2(f), in respect of any conflict between the terms of this Agreement and the Indenture or actions required under the terms of the Indenture and the terms of this Agreement, the terms of the Indenture shall control.

Section 25.        Subordination; Assignment of Agreement.

The Collateral Manager agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Manager agrees to be bound by the provisions of, Article XI of the Indenture as if the Collateral Manager were a party to the Indenture and hereby consents to the assignment of this Agreement as provided in Article XV of the Indenture.

Section 26.        Indulgences Not Waivers.

Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 27.        Costs and Expenses.

Except as otherwise agreed to by the parties hereto, the costs and expenses (including the fees and disbursements of counsel and accountants) of the Collateral Manager and of the Issuer incurred in connection with the negotiation and preparation of and the execution of this Agreement and any amendment hereto, and all matters incidental thereto, shall be borne by the Issuer. The Issuer will reimburse the Collateral Manager for expenses including fees and out-of-pocket expenses reasonably incurred by the Collateral Manager in connection with services provided under this Agreement with respect to (a) legal advisers, consultants, rating agencies, accountants, brokers and other professionals retained by the Issuer or the Collateral Manager (on behalf of the Issuer), (b) asset pricing and asset rating services, compliance services and software, and accounting, programming and data entry services directly related to the management of the Assets, (c) all taxes, regulatory and governmental charges (not based on the income of the Collateral Manager), insurance premiums or expenses (d) any and all costs and expenses incurred in connection with the acquisition, disposition of investments on behalf of the Issuer (whether or not actually consummated) and management thereof, including attorneys' fees and disbursements, (e) any fees, expenses or other amounts payable to the Rating Agencies, (f) any extraordinary costs and expenses incurred by the Collateral Manager in the performance of its obligations under this Agreement and the Indenture, (g) any expenses related to compliance with Rule 17g-5 under the Exchange Act and (h) as otherwise agreed upon by the parties. The Issuer shall be obligated to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Issuer’s and Trustee’s respective right, title and interest in and to the Assets (including, without limitation, the security interests provided for in the Indenture). The fees and expenses payable to the Collateral Manager on any Payment Date shall be paid in accordance with the Priority of Payments.

Section 28.        Third Party Beneficiary.

The parties hereto agree that the Trustee on behalf of the Secured Parties shall be a third party beneficiary of this Agreement, and shall be entitled to rely upon and enforce such provisions of this Agreement to the same extent as if each of them were a party hereto. For the avoidance of doubt, amendments to this Agreement may be entered into without the consent of the Trustee.

Section 29.        Titles Not to Affect Interpretation.

The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

Section 30.        Execution in Counterparts.

This Agreement may be executed in any number of counterparts by telegraphic or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 31.        Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 32.        Gender.

Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

Section 33.        Written Disclosure Statement.

The Issuer acknowledges that it has received Part II of the Collateral Manager’s Form ADV filed with the Securities and Exchange Commission, as required by Rule 204-(3) under the Advisers Act, more than 48 hours prior to the date of execution of this Agreement.

Section 34.        Communications with Rating Agencies.

(a)        Notwithstanding anything herein to the contrary, with respect to any request, demand, authorization, direction, notice, consent or waiver to be given to a Rating Agency by the Issuer, the Issuer shall instead provide such document or notification to the Collateral Manager, and the Collateral Manager shall then provide such document or notification to the applicable Rating Agencies, unless otherwise agreed to in writing by the Collateral Manager.

(b)        If the Issuer shall receive any written or oral communication from any Rating Agency (or any of their respective officers, directors or employees) with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes, the Issuer agrees to refrain from communicating with such Rating Agency and to promptly (and, in any event, within one Business Day) notify the Collateral Manager of such communication. The Issuer agrees to coordinate with the Collateral Manager with respect to any communication to a Rating Agency and further agrees that in no event shall it engage in any oral communication with respect to the transactions contemplated hereby or under the Transaction Documents or in any way relating to the Notes with any Rating Agency (or any of their respective officers, directors or employees) without the participation of the Collateral Manager, unless otherwise agreed to in writing by the Collateral Manager.

IN WITNESS WHEREOF, the parties have caused this Collateral Administration Agreement to be duly executed and delivered as of the day and year first above written.

GARRISON FUNDING 2010-1 LLC, as Issuer

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Independent Manager

GARRISON INVESTMENT GROUP LP,
as Collateral Manager

By:	/s/ Brian Chase
	Name:	BRIAN CHASE
	Title:	CHIEF FINANCIAL OFFICER

[Signature continue on the following page.]

S-1

Annex A

INVESTMENT GUIDELINES

The Collateral Manager will comply, and will cause the Issuer to comply, with the Investment Guidelines set forth in this Annex A.

SECTION I.	SPECIFIC RESTRICTIONS.

A.           Communications and Negotiations with Obligors.

Neither the Issuer nor the Collateral Manager on behalf of the Issuer will have any communications or negotiations with the Obligor with respect to a Collateral Obligation (in any case, directly or indirectly through an intermediary such as the seller of such Collateral Obligation) in connection with the issuance or funding of such Collateral Obligation or commitments with respect thereto, except for communications of an immaterial nature or customary due diligence communications; provided, that the Collateral Manager may (i) consent to or withhold consent to any proposed amendments, supplements or other modifications of the term of any Collateral Obligations after such Collateral Obligations are acquired by the Issuer, (ii) provide comments as to mistakes or inconsistencies in loan documents (including with respect to any provisions that are inconsistent with the terms and conditions of the purchase of the loan by the Issuer) and (iii) provide indications of interest as part of a customary underwriter or placement agent allocation (i.e., “circling procedures”).

B.           Fees.

The Issuer will not earn or receive from any Person any fee or other compensation for services, however denominated, in connection with its purchase or sale of a Collateral Obligation except for (i) commitment fees or facility maintenance fees that are received by the Issuer in connection with Revolving Collateral Obligations or Delayed Drawdown Collateral Obligations; (ii) yield maintenance and prepayment penalty fees; (iii) fees on account of the Issuer’s consenting to amendments, waivers or other modifications of the terms of any Collateral Obligations; and (iv) fees from permitted securities lending. For the avoidances of doubt, the purchase or sale of a Collateral Obligation at a negotiated price reflecting a customary market discount will not be treated as a fee or other compensation for purposes of this Section I.B. Except for services provided for which the Issuer earns permitted fees, the Issuer will not provide services to any Person.

C.           Collateral Obligations Purchased from the Collateral Manager or Affiliates.

If the Collateral Manager or an Affiliate of the Collateral Manager acted as an underwriter, placement or other agent, arranger, negotiator or structurer in connection with the issuance or origination of a Collateral Obligation or was a member of the original lending syndicate with respect to the Collateral Obligation, the Collateral Manager will not knowingly direct the Issuer to agree to acquire any interest in such Collateral Obligation (including entering into an understanding or commitment to acquire such obligation), from the Collateral Manager, an Affiliate of the Collateral Manager, or a fund managed by the Collateral Manager, unless (i) the Collateral Obligation has been outstanding for at least 90 days, (ii) the holder of the Collateral Obligation did not identify the obligation or security as intended for sale to the Issuer within 90 days of its issuance, (iii) the price paid for such Collateral Obligation by the Issuer is its fair market value at the time of acquisition by the Issuer, and (iv) after the acquisition, the Issuer will own less than 33% of the aggregate principal amount of the borrowing that includes such Collateral Obligation.

D.	Equity Restrictions. The Issuer will not purchase any asset that is treated for United States federal income tax purposes as:

(i)           an equity interest in a partnership (within the meaning of Section 7701(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) engaged or deemed to be engaged in a trade or business within the United States, or

(ii)           a United States real property interest as defined in Section 897 of the Code and the Treasury Regulations promulgated thereunder.

E.	Revolving Collateral Obligations and Delayed Drawdown Collateral Obligations.

Neither the Issuer nor the Collateral Manager (or any other party) acting on behalf of the Issuer shall purchase a Delayed Drawdown Collateral Obligation or a Revolving Collateral Obligation unless (i) such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation is fully committed and existing at the time of purchase, (ii) such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation has been fully negotiated (other than on behalf of the Issuer or the Collateral Manager) by the seller or a predecessor of the seller of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, (iii) all of the terms of any advance required to be made by the Issuer will be fixed as of the date of the Issuer’s purchase (or determinable under a formula that is fixed as of such date), and such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation will not permit the Issuer to have any discretion as to whether to make any advances thereunder, (iv) the Issuer cannot acquire or hold any interest in a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation of which, in the aggregate, Affiliates of the Collateral Manager own more than 25% of the fully funded principal amount of the Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, (v) the amount of unfunded commitments under Delayed Drawdown Collateral Obligations and unfunded and funded commitments under Revolving Collateral Obligations will not in the aggregate exceed 5% of the Collateral Principal Amount and (vi) (a) such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation may not be transferred without the associated term loan, and the associated term loan may not be transferred without the associated Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation absent consent of the obligor which consent has not been granted (whether formally or informally) as of the date of the acquisition, or (b) the cost of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation to the Issuer reflects a discount of at least 2% of the fair market value of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation on the later of (A) the original closing of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and (B) the last date on which such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation was modified in any material respect, or (c) at least one advance equal to the lesser of $5 million or 10% of the maximum amount of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation is outstanding.

F.	Securities Lending Agreements.

The Issuer will not purchase any Collateral Obligation primarily for the purpose of entering into a securities lending agreement with respect thereto.

SECTION II.	RESTRICTIONS WITH RESPECT TO LOANS AND FORWARD PURCHASE COMMITMENTS.

A.
Any commitment to purchase a Loan (other than a Revolving Collateral Obligation or a Delayed Drawdown Collateral Obligation, which shall be subject to the requirements in Section I.E. above) from a seller before completion of the closing and full funding of the Loan by such seller must be treated as a forward sale agreement (a “Forward Purchase Commitment”). For the avoidance of doubt, any indications of interest expressed by the Collateral Manager as part of a customary underwriter or placement agent allocation shall not be treated as a Forward Purchase Commitment.

B.
No Forward Purchase Commitment shall be made until after the seller (or a transferor to such seller of such Loan) has made a firm or best efforts commitment to fully fund such Loan to the obligor thereof (subject to customary conditions), which commitment cannot be conditioned on the Issuer’s ultimate purchase of such Loan from such seller.

C.
The Issuer shall not receive any premium, fee, or other compensation in connection with having entered into the Forward Purchase Commitment. For the avoidance of doubt, the purchase of a Loan at a negotiated price reflecting a customary market discount will not be treated as a premium, fee or other compensation for purposes of this Section II.C.

D.	The Issuer cannot have a contractual relationship with the issuer of a loan with respect to a Loan until the Issuer actually closes the purchase of the Loan.

E.	The Issuer cannot be a signatory on the lending agreement.

F.	The Issuer cannot purchase or commit to purchase a Loan if it would cause the Issuer to own more than 33% of the aggregate principal amount of the borrowing that includes such Loan.

SECTION III.	GENERAL RESTRICTIONS.

The Issuer shall not:

A.	hold itself out, through advertising or otherwise, as originating loans, lending funds, making a market in or a dealing in loans or other assets, or insuring or guaranteeing Collateral Obligations;

B.
register as, hold itself out as, or become subject to regulatory supervision or other legal requirements under the laws of any country or political subdivision thereof as, a broker-dealer, a bank, an insurance company, financial guarantor, surety bond issuer, or a company engaged in loan origination;

C.
take any action causing it to be treated as a bank, insurance company, or company engaged in loan origination for purposes of any tax, securities law or other filing or submission made to any governmental authority;

D.
hold itself out, through advertising or otherwise, as originating, funding, guaranteeing or insuring Collateral Obligations or as being willing and able to enter into transactions (either purchases or sales of Collateral Obligations or entries into, assignments or terminations of hedging or derivative instruments) at the request of others;

E.
acquire any asset the holding or acquisition of which the Collateral Manager believes would cause the Issuer to be subject to income tax on a net income basis, it being understood that any purchase of a Collateral Obligation by the Issuer in compliance with the standards set forth herein shall not be deemed to violate this Section III.E.;

F.
buy securities with the intent to subdivide them and sell the components or to buy securities and sell them with different securities as a package or unit, which, for the avoidance of doubt, does not the include (i) the separation and sale of stock, a warrant or similar equity component from an asset acquired so long as the Issuer does not earn a dealer spread or dealer markup on such separation or (ii) the issuance of debt and/or equity securities that are collateralized or “backed by” other securities (such as in a CDO or CLO structure);

G.	make a market in any security, and shall not hold itself out as a market-maker or as willing to buy or sell any security regardless of price;

H.	charge or earn a commission on any purchase or sale of a security, or have or seek customers for its securities; or

SECTION IV.	AMENDMENTS AND MODIFICATIONS TO THIS SCHEDULE C.

The Collateral Manager shall comply with all of the provisions set forth herein, unless, with respect to a particular transaction, the Collateral Manager acting on behalf of the Issuer shall have received written advice of counsel of nationally recognized standing in the United States experienced in such matters, that, under the relevant facts and circumstances with respect to such transaction, the Collateral Manager’s failure to comply with one or more of such provisions will not cause the Issuer to be engaged, or deemed to be engaged, in a trade or business within the United States for United States federal income tax purposes or otherwise to be subject to United States federal income tax on a net basis. The provisions set forth herein may be amended, eliminated or supplemented by the Collateral Manager if the Issuer and Collateral Manager shall have received an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters that the Collateral Manager’s compliance with such amended provisions or supplemental provisions or the failure to comply with such provisions proposed to be eliminated, as the case may be, will not cause the Issuer to be engaged, or deemed to be engaged, in a trade or business within the United States for United States federal income tax purposes or otherwise to be subject to United States federal income tax on a net basis.

SECTION V.	DEFINITIONS.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

“Affiliate”: With respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, general partner or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Persons or (y) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For the avoidance of doubt, “Affiliate” includes any fund or entity with respect to which the Collateral Manager has entered into a collateral management agreement or an investment management agreement.